EXHIBIT 99.1

Harsco Reports Record Second Quarter Sales and EPS from Continuing Operations

 -- Second quarter diluted EPS from continuing operations up 21 percent to $0.75 vs. $0.62 in prior year
 -- Sales up 15 percent to $618 million
 -- Company refines its full-year guidance for diluted EPS from continuing operations to $2.55-$2.65 from previous $2.50-$2.65
 -- Company remains on target to achieve full-year objectives for cash from operations of $280 million and growth-related capital expenditures of $80-$100 million

HARRISBURG, Pa., July 27, 2004 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record diluted earnings per share from continuing operations of $0.75 in the second quarter of 2004, compared with $0.62 in the second quarter of 2003, an increase of 21 percent. Income from continuing operations was $31.0 million, compared with $25.5 million last year, an increase of 22 percent. Including discontinued operations, second quarter 2004 net income was $30.7 million, or $0.74 diluted earnings per share, compared with net income of $25.6 million, or $0.63 diluted earnings per share in the second quarter of 2003. Second quarter sales totaled $618 million, also a record, and up approximately 15 percent from sales of $536 million in the same period last year. Positive foreign currency translation contributed $20 million to this year's second quarter sales and $1.3 million to pre-tax income.

For the first six months of 2004, income from continuing operations was $47.8 million, or $1.15 diluted earnings per share, compared with income from continuing operations of $37.9 million, or $0.93 per share in the first six months of 2003, an increase in income and EPS of 26 percent and 24 percent, respectively. Including discontinued operations, net income was $47.7 million, or $1.15 diluted earnings per share, compared with net income of $38.1 million, or $0.94 diluted earnings per share in the first six months of 2003. Sales for the first six months of 2004 were $1.17 billion, an increase of approximately 15 percent from sales of $1.02 billion in the same period a year ago. Positive foreign currency translation contributed approximately $59 million to this year's first six months sales and $2.9 million to pre-tax income.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "We are very pleased with the broad-based improvements evidenced in our second quarter and first half results, which exceeded Harsco's internal expectations as well as the analysts' estimates. This positive momentum is a reflection of a combination of modestly strengthening U.S. domestic markets, the strategic success of our internal growth investment initiatives, and ongoing operational improvement programs.

"Cash flow from operations, a fundamental strength of Harsco, increased in both the second quarter and first half of this year, compared with the comparable periods last year. We are seeing significant growth investment opportunities for our higher levels of discretionary cash flows, as evidenced by the acceleration in new contract signings in our Mill Services Segment. We continue to reward Harsco stockholders through our long-standing history of cash dividends, having declared our 217th consecutive cash dividend during the second quarter. Further evidence of our commitment to stockholder value is seen in our Economic Value Added (EVA(r)) performance, where we have achieved positive improvement in each of the first two quarters."

Second Quarter Business Segment Review

Mill Services

Sales increased 19 percent to $242 million from $204 million in last year's second quarter. Organic growth and the Company's acquisition of the industrial services division of C. J. Langenfelder & Son in June 2003 were responsible for $28 million of the increase, or 14 percent, while positive foreign currency translation contributed $10 million, or 5 percent.

Operating income for the quarter decreased by 3 percent to $24.8 million, from $25.7 million in the same period last year. Operating margins declined to 10.3 percent, compared with 12.6 percent in last year's second quarter, which included the recovery of a bad-debt expense of approximately $1.7 million pre-tax and income of $0.8 million pre-tax from the termination of a post-retirement benefit plan. Without these items, operating income for this year's second quarter would have been up 7 percent over last year's quarter, while operating margins would have decreased by 111 basis points. This year's second quarter operating margins were negatively affected by higher general and administrative costs, in part due to Sarbanes-Oxley related expenditures, and the timing of higher maintenance costs at certain mill locations. Positive foreign currency translation increased operating income in the quarter by approximately $1.6 million.

The outlook for this segment continues to be favorable as worldwide steel demand and production, the principal drivers of this segment's operations, remain strong. This improved business climate is reflected in the Company's accelerated bidding activity and new contract signings for mill services. Through the first half of this year, the Company has announced new contracts in Belgium, France, Brazil and elsewhere for additional services within its existing customer base as well as from new mill locations. The Company expects to allocate a significant amount of its increasing cash flows to the continuing growth of its mill services business, the Company's most consistent and predictable segment.

Access Services

Second quarter sales increased 16 percent to $183 million from $158 million last year. Operating income in the second quarter increased 34 percent to $14.3 million, from $10.7 million in the second quarter of 2003. Positive foreign currency translation increased sales by approximately $10 million in the quarter, but had no material effect on operating income. Operating margins increased to 7.8 percent from 6.8 percent last year. This year's second quarter income and margins were favorably affected by $1.3 million of pre-tax income from the termination of a post-retirement benefit plan.

Continued improvement from the Company's SGB international operations, particularly in the Middle East market and from the capture of new contracts in Europe, more than offset the lingering softness in the U.S. non-residential construction market, where new project spending this year has not materialized as industry forecasts had expected. Analysts are now predicting a stronger recovery in 2005 of approximately 9 percent. The Company's Patent Construction Systems business is well-positioned to take advantage of any such rebound. The Company continues to focus on the implementation of margin-enhancing initiatives as well as the continuing international expansion of this segment.

Gas Technologies (formerly Gas and Fluid Control)

Sales in the second quarter were up 19 percent to $83 million from $70 million last year. Operating income was $5.3 million compared with $3.6 million last year, a 46 percent increase. Operating margins increased 110 basis points to 6.3 percent from 5.2 percent in the comparable period in 2003. The effect of foreign currency translation was not material.

This segment is beginning to benefit from improved economic and manufacturing activity in the U.S. and internationally, particularly Asia. Domestic sales of propane tanks remained strong during the quarter, although bookings have now slowed to more normal seasonal levels for this time of year. Increased cryogenic bulk tank sales, both in the U.S. and internationally, as well as increased demand for liquid and other cylinders added to the success of this segment in the second quarter.

Engineered Products and Services ("All Other") (formerly Other Infrastructure Products and Services)

Sales in the second quarter increased by 4 percent to $109 million, from $105 million last year. Operating income increased to $13.2 million, or 37 percent, from $9.6 million in the second quarter of 2003. Operating margins increased 291 basis points to 12.1 percent from 9.2 percent last year. Positive foreign currency translation increased sales by $0.1 million in the quarter and operating income by $0.6 million.

This group's positive results were led by the continued turnaround of the Company's IKG industrial grating products unit, which again achieved solid profitability for the quarter. This compares with a $2.7 million operating loss in last year's second quarter, which included a $2.1 million pre-tax charge from reorganization costs and an asset write-down. Increased operating results were also posted by the Company's Reed Minerals and Patterson-Kelley units. Results in the Air-X-Changers unit were down from last year due to higher insurance costs. While maintaining a strong order book, much of the present backlog in the Harsco Track Technologies (HTT) unit is expected to be delivered in the fourth quarter of 2004, which will represent the strongest quarter of the year for HTT.

General Corporate

Second quarter 2004 results improved by $0.6 million over the comparable period last year due to reduced corporate expenses in the quarter.

Liquidity and Capital Resources

Net cash provided by operating activities in the second quarter was $65 million, up 9 percent from $59 million in last year's second quarter. Net cash used by investing activities was $56 million, virtually even with last year's $55 million. However, this year's amount includes $53 million for capital expenditures compared with $33 million last year, an increase of 61 percent. Last year included $23 million for acquisitions, compared with $5 million this year. Much of the increase in this year's capital expenditures underpins the growth in new contracts in the Company's Mill Services Segment.

The Company decreased its debt by almost $9 million from the first quarter of 2004. As such, the Company's debt-to-capital ratio at the end of the second quarter declined by some 90 basis points to 44.1 percent, the same level as year-end 2003.

Further improvement in Economic Value Added (EVA(r) ) was again achieved in the second quarter. The improved EVA results of the first six months, during which seven of the Company's nine operating units have reported advances, confirm that the Company continues to be successful in its efforts to increase stockholder value.

Outlook

The improved results of the second quarter and first half of 2004 have given the Company a solid foundation for double digit EPS growth from continuing operations for the full year. With the timing of deliveries in the Harsco Track Technologies unit heavily weighted toward the final quarter of the year, and with the return to more normal buying patterns for the Gas Technologies Segment's propane tank product line after a robust first half, the Company expects third quarter earnings from continuing operations to be in the area of $0.68 to $0.70 per diluted share, which represents a 19 to 23 percent increase over last year. Furthermore, the Company is fine-tuning its full year guidance for earnings from continuing operations to $2.55 to $2.65 per diluted share from the previous range of $2.50 to $2.65 per diluted share. This guidance reflects growth from continuing operations of 20 to 25 percent over last year's $2.12 per diluted share level.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 7868310.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and engineered products company with annual sales in excess of $2 billion. The company employs 18,000 people in more than 40 countries of operation. Harsco's market-leading businesses provide mill services, access services, gas containment and control technologies, and engineered products and services to customers worldwide. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME
 (Unaudited)
 (In thousands, except per share amounts)

                         Three Months Ended       Six Months Ended
                              June 30                 June 30
                          2004        2003       2004         2003
 ---------------------- --------    --------  ----------   ----------
 Revenues from
 continuing
 operations:
  Service sales         $440,700    $374,119  $  846,607   $  721,722
  Product sales          176,877     162,341     327,243      302,640
 ---------------------- --------    --------  ----------   ----------
   Total revenues        617,577     536,460   1,173,850    1,024,362
 ====================== ========    ========  ==========   ==========

 Costs and expenses
 from continuing
 operations:
  Cost of services sold  326,594     272,486     631,386      534,223
  Cost of products sold  141,284     131,356     265,480      245,293
  Selling, general and
   administrative
   expenses               89,455      81,453     177,459      161,965
  Research and
   development
   expenses                  676         800       1,381        1,672
  Other expenses           1,953       1,399       3,573        2,337
 ---------------------- --------    --------  ----------   ----------
   Total costs and
    expenses             559,962     487,494   1,079,279      945,490
 ====================== ========    ========  ==========   ==========

  Operating income from
   continuing
   operations             57,615      48,966      94,571       78,872

 Equity in income of
  unconsolidated
  entities, net               74          99         172          261
 Interest income             488         379       1,201        1,076
 Interest expense        (10,038)    (10,259)    (20,320)     (20,526)
 ---------------------- --------    --------  ----------   ----------

   Income from
   continuing
   operations before
   income taxes and
   minority interest      48,139      39,185      75,624       59,683

 Income tax expense      (14,942)    (12,135)    (23,469)     (18,485)
 ---------------------- --------    --------  ----------   ----------

   Income from
   continuing
   operations before
   minority interest      33,197      27,050      52,155       41,198

 Minority interest in
  net income              (2,217)     (1,596)     (4,318)      (3,274)
 ---------------------- --------    --------  ----------   ----------

 Income from continuing
  operations              30,980      25,454      47,837       37,924
 ---------------------- --------    --------  ----------   ----------

 Discontinued
 operations:
  Income/(loss) from
   operations of
   discontinued
   business                 (426)          3        (416)        (209)
  Gain/(loss) on
   disposal of
   discontinued
   business                   59         233         (88)         528
  Income related to
   discontinued defense
   business                   --          --         224           --
  Income tax benefit
  (expense)                  132         (85)        112         (115)
 ---------------------- --------    --------  ----------   ----------
 Income (loss) from
  discontinued
  operations                (235)        151        (168)         204
 ---------------------- --------    --------  ----------   ----------
   Net Income           $ 30,745    $ 25,605  $   47,669   $   38,128
 ====================== ========    ========  ==========   ==========

 Average shares of
 common stock
 outstanding              41,080      40,615      41,009       40,579

 Basic earnings per
 common share:
  Continuing operations $   0.75    $   0.63  $     1.17   $     0.93
  Discontinued
   operations              (0.01)         --          --         0.01
 ---------------------- --------    --------  ----------   ----------
 Basic earnings per
  common share          $   0.75(a) $   0.63  $    1.16(a) $     0.94
 ====================== ========    ========  ==========   ==========

 Diluted average shares
  of common stock
  outstanding             41,525      40,872      41,493       40,764

 Diluted earnings per
 common share:
  Continuing
   operations           $   0.75    $   0.62  $     1.15   $     0.93
  Discontinued
   operations              (0.01)       0.01          --         0.01
 ---------------------- --------    --------  ----------   ----------
 Diluted earnings per
  common share          $   0.74    $   0.63  $     1.15   $     0.94
 ====================== ========    ========  ==========   ==========

 (a) Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS
 (Unaudited)
 (In thousands)
                                             June 30      December 31
                                               2004          2003(a)
 ---------------------------------------   -----------    -----------
 ASSETS

 Current assets:
     Cash and cash equivalents             $    71,534    $    80,210
     Accounts receivable, net                  499,376        446,875
     Inventories                               216,378        190,221
     Other current assets                       49,371         47,045
 ---------------------------------------   -----------    -----------
        Total current assets                   836,659        764,351
 ---------------------------------------   -----------    -----------
 Property, plant and equipment, net            869,159        866,332
 Goodwill, net                                 409,164        407,846
 Other assets                                   96,921         97,483
 Assets held for sale                            1,563          2,023
 ---------------------------------------   -----------    -----------
        Total assets                       $ 2,213,466    $ 2,138,035
 =======================================   ===========    ===========

 LIABILITIES

 Current liabilities:
     Short-term borrowings                 $    16,452    $    14,854
     Current maturities of long-term debt       19,897         14,252
     Accounts payable                          199,385        188,430
     Accrued compensation                       47,416         46,034
     Income taxes                               43,489         45,116
     Dividends payable                          11,314         11,238
     Other current liabilities                 197,338        175,151
 ---------------------------------------   -----------    -----------
        Total current liabilities              535,291        495,075
 ---------------------------------------   -----------    -----------
 Long-term debt                                593,972        584,425
 Deferred income taxes                          69,880         66,855
 Insurance liabilities                          48,709         47,897
 Retirement plan liabilities                   116,716        115,190
 Other liabilities                              49,782         50,707
 Liabilities associated with assets held
  for sale                                         589            898
 ---------------------------------------   -----------    -----------
        Total liabilities                    1,414,939      1,361,047
 ---------------------------------------   -----------    -----------

 SHAREHOLDERS' EQUITY

 Common stock                                   84,529         84,197
 Additional paid-in capital                    129,277        120,070
 Accumulated other comprehensive expense      (182,672)      (169,427)
 Retained earnings                           1,370,864      1,345,787
 Treasury stock                               (603,471)      (603,639)
 ---------------------------------------   -----------    -----------
        Total shareholders' equity             798,527        776,988
 ---------------------------------------   -----------    -----------
        Total liabilities and
         shareholders' equity              $ 2,213,466    $ 2,138,035
 =======================================   ===========    ===========

 (a) As permitted by the Financial Accounting Standards Board (FASB)
     Statement No. 144, "Accounting for the Impairment or Disposal of
     Long-Lived Assets," 2003 information has been reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)
 (In thousands)

                         Three Months Ended       Six Months Ended
                               June 30                June 30
                           2004       2003        2004        2003
 ----------------------- --------   --------    ---------   --------
 Cash flows from
 operating
 activities:
  Net income             $ 30,745   $ 25,605    $  47,669   $ 38,128
  Adjustments to
  reconcile net income
  to net cash provided
  (used) by operating
   activities:
    Depreciation           44,430     40,878       88,401     80,773
    Amortization              637        345        1,189        718
    Equity in income
     of unconsolidated
     entities, net            (74)      (100)        (171)      (262)
    Dividends or
     distributions from
     unconsolidated
     entities                  88      1,335          544      1,335
    Other, net              2,648      1,991        5,770      2,498
    Changes in assets
     and liabilities,
     net of acquisi-
     tions and
     dispositions of
     businesses:
      Accounts
       receivable         (35,525)   (14,836)     (56,854)   (36,460)
      Inventories         (11,096)     7,928      (26,686)       335
      Accounts payable     15,030     (4,791)      11,606    (10,880)
      Net disbursements
       related to
       discontinued
       defense business       (79)      (200)        (154)      (434)
      Other assets and
       liabilities         17,778        997       25,644     14,577
 ----------------------- --------   --------    ---------   --------
  Net cash provided by
   operating activities    64,582     59,152       96,958     90,328
 ----------------------- --------   --------    ---------   --------
 Cash flows from
 investing activities:
  Purchases of property,
   plant and equipment    (52,617)   (32,608)     (99,156)   (62,789)
  Purchase of businesses,
   net of cash acquired    (4,730)   (23,486)      (5,165)   (23,486)
  Proceeds from sales
   of assets                  930        673        2,748     12,957
 ----------------------- --------   --------    ---------   --------
 Net cash used by
  investing activities    (56,417)   (55,421)    (101,573)   (73,318)
 ----------------------- --------   --------    ---------   --------
 Cash flows from
 financing activities:
  Short-term borrowings,
   net                        167     (4,428)       2,339    (10,968)
  Current maturities
   and long-term debt:
    Additions              57,217     32,159       99,004     82,292
    Reductions            (61,439)   (53,888)     (85,910)   (81,107)
  Cash dividends paid
   on common stock        (11,271)   (10,643)     (22,518)   (21,286)
  Common stock issued-
   options                  4,482      3,857        7,975      4,047
  Other financing
   activities              (2,511)    (3,555)      (2,596)    (3,552)
 ----------------------- --------   --------    ---------   --------
  Net cash provided by
   financing activities   (13,355)   (36,498)      (1,706)   (30,574)
 ----------------------- --------   --------    ---------   --------
 Effect of exchange
  rate changes on cash     (2,121)     6,532       (2,355)     7,407
 ----------------------- --------   --------    ---------   --------
 Net decrease in cash
  and cash equivalents     (7,311)   (26,235)      (8,676)    (6,157)

 Cash and cash
  equivalents at
  beginning of period      78,845     90,210       80,210     70,132
 ----------------------- --------   --------    ---------   --------
 Cash and cash
  equivalents at
  end of period          $ 71,534   $ 63,975    $  71,534   $ 63,975
 ======================= ========   ========    =========   ========

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT
 (Unaudited)
 (In thousands)

                           Three Months Ended    Three Months Ended
                             June 30, 2004         June 30, 2003

                                                           Operating
                                     Operating               Income
                          Sales (a)  Income (b) Sales (a)  (loss) (b)
 -------------------      --------   --------   --------    --------
 Mill Services
  Segment                 $242,249   $ 24,849   $203,770    $ 25,663

 Access Services
  Segment                  183,127     14,322    157,902      10,726

 Gas Technologies
  Segment(c)                82,954      5,266     69,739       3,601

 Engineered Products
  & Services ("all
  other") Category(c)      109,247     13,177    105,049       9,613

 General Corporate            --            1       --          (637)
 -------------------      --------   --------   --------    --------
 Consolidated Totals      $617,577   $ 57,615   $536,460    $ 48,966
 ===================      ========   ========   ========    ========

                           Six Months Ended       Six Months Ended
                             June 30, 2004         June 30, 2003

                                     Operating
                                      Income                Operating
                           Sales (a) (loss) (b) Sales (a)   Income (b)
 -------------------      --------   --------   --------    --------
 Mill Services
  Segment                 $478,542   $ 50,099   $392,016    $ 42,393

 Access Services
  Segment                  340,934     17,722    305,306      15,353

 Gas Technologies
  Segment(c)               160,516      8,354    137,932       6,928

 Engineered Products
  & Services ("all
  other") Category(c)      193,858     19,340    189,108      13,458

 General Corporate           --          (944)      --           740
 -------------------      --------   --------   --------    --------
 Consolidated Totals    $1,173,850   $ 94,571 $1,024,362    $ 78,872
 ===================      ========   ========   ========    ========

 (a)  Sales from continuing operations.

 (b)  Operating income (loss) from continuing operations.

 (c)  Segment information for prior periods has been reclassified to conform with the current presentation. Due to management
      changes, effective January 1, 2004, the Air-X-Changers division is classified in the Engineered Products & Services ("all
      other") category.

CONTACT:
Harsco Corporation, Camp Hill

Media Contact         Investor Contact
Kenneth Julian        Eugene M. Truett
717.730.3683          717.975.5677
kjulian@harsco.com    etruett@harsco.com